UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2013

BARNWELL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-5103 (Commission File Number)	72-0496921 (IRS Employer Identification No.)

1100 Alakea Street, Suite 2900
Honolulu, Hawaii  96813
(Address of Principal Executive Offices) (Zip Code)

(808) 531-8400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 27, 2013, Barnwell Industries, Inc. (“Barnwell”), through a wholly-owned subsidiary, entered into two limited liability limited partnerships, KD Kona 2013 LLLP and KKM Makai, LLLP, and indirectly acquired 19.6% passive interests in WB Kukio Resorts, LLC, WB Manini`owali, LLC, and WB Kaupulehu, LLC for $5,140,000. These entities own certain real estate and development rights interests in the Kukio, Maniniowali, and Kaupulehu portions of Kukio Resort, a private residential community on the Kona coast of the Big Island of Hawaii.   WB Kaupulehu, LLC is the developer of Kaupulehu Lot 4A Increments I and II, the area in which Barnwell has interests in percentage of sales payments.

Barnwell, through affiliated entities, borrowed approximately $4,140,000 under a new bank loan to partially fund the acquisition, and Barnwell expects that it will pay approximately $1,000,000 in the forthcoming months to fund the remainder of the acquisition. The limited liability limited partnership agreements provide for a priority return of Barnwell’s investment prior to profit distributions and also an 8% return while the investment is outstanding. The bank loan matures in November 2015, with an option to extend one year, accrues interest for the first year at the Federal Home Loan Bank’s fixed rate plus 4.00% and resets annually thereafter. Principal payments are due on the receipt of percentage of sales payments from the sale of lots within Kaupulehu Lot 4A Increments I and II, upon the sale of Barnwell’s real estate held for sale and our two residential parcels, and on receipt of cash distributions from the entities noted above. Barnwell is a guarantor of the loan.

As a result of this transaction, whereas Barnwell was not affiliated with the aforementioned entities prior to this transaction, henceforth Barnwell will have an ownership interest and affiliation with these entities. This transaction will be reflected in Barnwell’s quarter ending December 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 4, 2013

BARNWELL INDUSTRIES, INC.
By:	/s/ Russell M. Gifford
	Name:	Russell M. Gifford
	Title:	Executive Vice President and Chief Financial Officer